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PETERSON SULLIVAN P.L.L.C.
601 UNION STREET SUITE 2300  SEATTLE WA 98101  (206) 382-7777 FAX 382-7700
                                       CERTIFIED PUBLIC ACCOUNTANTS



                        Independent Auditors' Consent
                        -----------------------------


We hereby consent to the incorporation by reference in the registration statements (No. 333-15831 and 333-15829) on Form S-8 of Ichor Corporation and Subsidiary of our report dated February 20, 2001, relating to the balance sheets of Ichor Corporation and Subsidiary as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998, which report appears in the Annual Report of Form 10-K for the year ended December 31, 2000, of Ichor Corporation and Subsidiary.



/s/ Peterson Sullivan P.L.L.C.
March 9, 2001
Seattle, Washington